Exhibit 23.1
Consent of Independent Auditors

We have issued our report dated December 9, 2015, with respect to the financial statements of Vision Technology Services, Inc. as of December 31, 2014 and 2013 and for the years then ended, included in this Current Report of BG Staffing, Inc. on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statements of BG Staffing, Inc. on Form S-8 (File Number 333-193014) and on Form S-3 (File Number 333-201178).

/s/ Whitley Penn LLP

Dallas, Texas

December 9, 2015